Exhibit 8.1

October 14, 2020

Monocle Acquisition Corporation

750 Lexington Avenue, Suite 1501

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel for Monocle Acquisition Corporation, a Delaware corporation (“Monocle”), in connection with the merger of Monocle Merger Sub 1 Inc., a Delaware corporation (“Merger Sub 1”), with and into Monocle, and the merger of Monocle Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), with and into AerSale Corp., a Delaware corporation (“AerSale”), pursuant to the Amended and Restated Agreement and Plan of Merger (“Merger Agreement”), dated as of September 8, 2020 (“Merger Agreement”), by and among Monocle, Monocle Holdings Inc., AerSale, Merger Sub 1, Merger Sub 2, and Leonard Green & Partners, L.P., in its capacity as the Holder Representative thereunder. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. This opinion letter is being furnished to you in connection with the filing by Monocle under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-4 (“Registration Statement”), which includes the proxy statement/prospectus contained therein, with the Securities and Exchange Commission (the “SEC”) pursuant to the Merger Agreement.

In connection with the opinion expressed below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the representation letter of Monocle with respect to the Business Combination, dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letter”), (ii) the Merger Agreement, (iii) the Registration Statement, and (iv) such other corporate records, agreements, documents and instruments as we have deemed necessary or appropriate to enable us to render the opinion set forth below, and we have assumed that all such facts, information, representations, covenants and agreements were initially and are currently true, correct and complete and will continue to be true, correct and complete through the Closing.

For purposes of rendering our opinion, we have assumed that (i) the Business Combination will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Business Combination set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iii) the factual statements and representations made by Monocle in the Representation Letter are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Closing, and (iv) any representations made in the Merger Agreement or the Representation Letter “to the knowledge of” or based on the belief of Monocle or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, rulings and decisions thereunder, and such other authorities as we have considered relevant, each as in effect on the date hereof, and may be affected by amendments to the Code or the Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. We express no opinions other than as to the federal income tax law of the United States of America. This opinion does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement and the Registration Statement.

Based upon and subject to the foregoing and to the limitations and qualifications set forth herein, it is our opinion that the discussion in the section of the Registration Statement entitled “The Business Combination Proposal – Material United States Federal Income Tax Considerations” constitutes the material U.S. federal income tax consequences of the transactions contemplated by the Merger Agreement to U.S. holders (as defined in the Registration Statement) of Monocle common stock and warrants to acquire Monocle common stock.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP

CADWALADER, WICKERSHAM & TAFT LLP